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                                                                EXHIBIT (h)(3)

                        FORM OF ADMINISTRATION AGREEMENT

                                  July 29, 1998

LMI Capital Administration LLC
790 East Colorado Boulevard, 9th Floor
Pasadena, California 91101

Ladies and Gentlemen:

       The Worldwide Index Funds (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, confirms its agreements with LMI Capital Administration LLC (the "Administrator"), a limited liability company organized under the laws of the state of Delaware, regarding administration services to be provided by the Administrator in connection with each of the investment funds offered from time to time by the Trust (individually, a "Fund" and together, the "Funds"). The Administrator agrees to provide services upon the following terms and conditions:

       1. Investment Description; Appointment

       The Trust desires to employ the Trust's capital by investing and reinvesting (a) in investments of the kind and in accordance with the limitations specified in (i) the Trust's Agreement and Declaration of Trust dated June 1, 1998, as amended from time to time (the "Declaration of Trust"), and (ii) the prospectus (the "Prospectus") and statement of additional information (the "SAI") relating to the Trust contained in the Trust's Registration statement on Form N-1A, File No. 33-56445, filed with the Securities and Exchange Commission (the "Registration Statement") and (b) in such manner and to such extent as may from time to time be approved by the Trust's Board of Trustees. Copies of the Prospectus, the SAI and the Declaration of Trust have been submitted to the Administrator. The Trust desires to employ and hereby appoints the Administrator to act as the Trust's administrator. The Administrator accepts this appointment and agrees to furnish the services described herein for the compensation set forth below.

       2. Services as Administrator

       Subject to the supervision and direction of the Board of Trustees of the Trust, the Administrator is responsible for all administrative functions with respect to the Trust and will (a) assist in supervising all aspects of the operations of the Trust except those performed by the Trust's investment adviser and/or sub-advisers under their respective investment management, investment advisory and sub-advisory agreements; (b) supply the Trust with office facilities (which may be in the Administrator's own offices), statistical and research data, data processing services, clerical, accounting and bookkeeping services (including, but not limited to, the calculation of the net asset values of shares of the Trust, internal auditing and legal services,


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internal executive and administrative services, and stationery and office supplies; (c) prepare reports to the Trust's shareholders and materials for the Board of Trustees of the Trust; (d) prepare tax returns and reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities; (e) cooperate with the Trust's transfer agent for the purpose of establishing and implementing procedures to ensure that the Trust's transfer agency and shareholder relations functions are efficiently carried out; and (f) provide such other similar services as the Trust may reasonably request to the extent permitted under application statutes, rules and regulations. The services to be performed by the Administrator hereunder may be delegated by it, in whole or in part, to one or more sub-administrators provided that any delegation of duties to a sub-administrator shall not relieve the Administrator of its responsibilities hereunder. Notwithstanding anything to the contrary in this Agreement, the Administrator shall not be responsible for the performance of any duties which are required to be performed by the Trust's transfer agent.

       3. Compensation

       (a) In consideration of services rendered pursuant to this Agreement, the Trust will pay the Administrator on the first business day of each month a fee for the previous month at an annual rate based on each Fund's average daily net assets, as set forth in Schedule A attached hereto. The Administrator shall pay expenses as described in Paragraph 4 including, without limitation, fees to any sub-administrator and the custodian. The fee for the period from the date the Trust commences operations to the end of that month shall be prorated according to the proportion such period bears to the full monthly period.

       (b) Upon any termination of this Agreement before the end of any month, the fee such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Administrator, the value of each Fund's net assets shall be computed at the times and in the manner specified in the Prospectus and/or the Statement relating to the Fund as from time to time in effect.

       4. Expenses

       The Administrator will bear all expenses in connection with the performance of its services under this Agreement, including, without limitation, payment of the fee to the custodian, and any sub-administrator described in Paragraph 3 above. The Trust will bear certain other expenses to be incurred in its operation, including: organizational expenses; taxes, interest, brokerage fees and commissions, if any; fees of trustees of the Trust who are not officers, director, or employees of LMI Capital Administration LLC and LMI Capital Management LLC, any sub-adviser or sub-administrator, or any of their affiliates; transfer agent fees; Securities and Exchange Commission fees and state Blue Sky qualification fees; out-of-pocket expenses of custodians, transfer and dividend disbursing agents and the Trust's sub-administrator and transaction charges of custodians; insurance premiums; outside auditing and legal expenses;

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costs of maintenance of the Trust's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the shareholders of the Trust and of the officers or Board of Trustees of the Trust; and any extraordinary expenses.

       5. Standard of Care

       The Administrator shall exercise its best judgment in rendering the services listed in Paragraph 2 above. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except (a) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), or
(b) a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

       6. Term of Agreement

       This Agreement shall become effective as of the date the Trust commences its investment operations and shall continue for an initial two-year term and shall continue automatically from year-to-year thereafter unless terminated in accordance with the following sentence. This Agreement is terminable at any time, without penalty, on 60 days' written notice, by the Board of Trustees of the Trust or upon 90 days' written notice, by the Administrator.

       7. Service to Other Companies or Accounts

       The Trust understands that the Administrator may act in the future as administrator to other investment companies or series of investment companies, and the Trust has no objection to the Administrator's so acting in such capacity. The Trust understands that the persons employed by the Administrator to assist in the performance of the Administrator's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Administrator affiliate or any affiliate of the Administrator to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

       8. Representations of the Trust and The Administrator

       The Trust represents that (i) a copy of the Declaration of Trust is on file in the office of the Secretary of the Commonwealth of Massachusetts, (ii) the appointment of the Administrator has been duly authorized and (iii) it has acted and will continue to act in conformity with the


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1940 Act and other applicable laws. The Administrator represents that it is authorized to perform the services described herein.

       9. Limitation of Liability

       The copy of the Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust.

       10. Entire Agreement

       This Agreement constitutes the entire agreement between the parties hereto.

       11. Governing Law

       This Agreement shall be governed in accordance with the laws of the Commonwealth of Massachusetts.

       If the foregoing accurately sets forth our agreement, kindly indicate your acceptance hereof by signing and returning the enclosed copy hereof.



                                            Very truly yours,

                                            WORLDWIDE INDEX FUNDS

                                            By:
                                               -------------------
                                            Name:  F. Brian Cerini
                                            Title:   President



Accepted:

LMI CAPITAL ADMINISTRATION LLC

By:
   ------------------
Name: F. Brian Cerini
Title:  President



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                                                                      Schedule A

                        FORM OF ADMINISTRATION AGREEMENT
                               Dated July 29, 1998

                              FUND AND FEE SCHEDULE
                             (Pursuant to Section 3)

       The following Funds (as defined in the Administration Agreement attached hereto) are governed by such Agreement and the Trust will pay the Administrator (as such parties are defined in the Agreement) fees at the annual rate set forth opposite the name of such Fund below:

        Fund                                Annual Rate
        ----                                -----------

        Australia Index Fund                0.20%
        France Index Fund                   0.20%
        Germany Index Fund                  0.20%
        Hong Kong Index Fund                0.20%
        Italy Index Fund                    0.20%
        Japan Index Fund                    0.20%
        Netherlands Index Fund              0.20%
        Spain Index Fund                    0.20%
        Sweden Index Fund                   0.20%
        Switzerland Index Fund              0.20%
        United Kingdom Index Fund           0.20%
        Europe Index Fund                   0.05%
        International Index Fund            0.05%

Schedule Adopted as of July 29, 1998

       The Administrator agrees, by waiving its fees and reimbursing expenses as necessary, to limit each Fund's total expense ratio to no greater than 0.99% for R Class shares and 0.74% for I Class shares over a calendar year until December 31, 2001 (Expense Limits). Any amount waived or reimbursed by the Administrator pursuant to the Expense Limits for a given calendar year shall be reimbursed by each Fund to the Administrator in a subsequent year, provided that (1) no such reimbursements shall be made to the Administrator after 3 years following the year any amount is waived or reimbursed; and (2) such reimbursements shall only be made to the extent that they do not result in any Fund's aggregate expenses exceeding an expense limit of 0.99% for R Class shares and 0.74% for I Class shares.


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